TearLab Corporation Reports First Quarter 2019 Financial Results

ESCONDIDO, Calif., May 9, 2019 — TearLab Corporation (OTCQB: TEAR) (“TearLab” or the “Company”) today reported its consolidated financial results for the first quarter ended March 31, 2019. All dollar amounts are expressed in U.S. currency and results are reported in accordance with United States generally accepted accounting principles except where noted otherwise.

Recent Highlights

-	First quarter revenue of $5.7 million
-	Cash position of $8.9 million as of March 31, 2019, an increase from $8.5 million as of December 31, 2018
-	May, 2019 annual meeting of American Society of Cataract and Refractive Surgery (ASCRS) introduced the ASCRS ‘Algorithm for Preoperative Diagnosis and Treatment of Ocular Surface Disease’ – which includes osmolarity testing as part of the ‘essential screening battery’ of pre-operative diagnostic tests

For the three months ended March 31, 2019, TearLab’s net revenues were $5.7 million, down 10.9% from $6.4 million for the same period in 2018.

The following table sets out the estimated annualized revenue per U.S. device and account analysis for the first quarter ended March 31, 2019;

			Annualized	Annualized
	Active	Active	Revenue	Revenue
Program	Devices	Accounts	Per Device	Per Account
Purchased	1,169	981	$2,162	$2,576
Masters	1,740	210	$2,758	$22,849
Flex	1,888	634	$6,881	$20,492
Total	4,797	1,825

The Company’s reported net loss for the 2019 first quarter was approximately $1.3 million, or ($0.12) basic loss per share, compared to a reported net loss of approximately $0.9 million, or ($0.09) basic loss per share in the first quarter of 2018.

“We were pleased to report another quarter of positive cash flows and operating income, which demonstrates the stability of our current business. We are also excited about the impact of this week’s release by ASCRS for their Algorithm for Preoperative Diagnosis and Treatment Ocular Surface Disease. We believe the increased interest and activity in the dry eye space creates continued growth opportunities for our current generation TearLab Osmolarity System. In addition, we continue to work diligently to complete the resubmission of our 510(k) application for FDA clearance of the next generation Discovery™ platform” said Seph Jensen, TearLab’s Chief Executive Officer.

About TearLab Corporation

TearLab Corporation (www.tearlab.com) develops and markets lab-on-a-chip technologies that enable eye care practitioners to improve standard of care by objectively and quantitatively testing for disease markers in tears at the point-of-care. The TearLab Osmolarity Test, for diagnosing Dry Eye Disease, is the first assay developed for the award-winning TearLab Osmolarity System. TearLab Corporation’s common shares trade on the OTCQB Market under the symbol ‘TEAR’.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include, among others, the ability to capitalize on the current market momentum for osmolarity and to bring the Tearlab Discovery™ system to the U.S. market. These forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to be materially different from any future results expressed or implied by the forward-looking statements. Forward-looking statements are based on management’s current, preliminary expectations and are subject to various risks and uncertainties. Many factors, risks and uncertainties may cause our actual results to differ materially from forward-looking statements, including the factors, risks, and uncertainties detailed in our filings with the Securities and Exchange Commission, including but not limited to our Annual Report on Form 10-K for the year ended December 31, 2018. We do not undertake to update any forward-looking statements except as required by law.

CONTACT: Investor Contact:

The Ruth Group

Janhavi Mohite

Tel: 646-536-7026

jmohite@theruthgroup.com

TearLab Corp.

Condensed Consolidated Statements of Operations

(Expressed in U.S. Dollars (000’s) except for number of shares and net loss per share)

(Unaudited)

	Three months
	ended December 31,
	2019	2018
Revenue
Product sales	$4,996	$5,775
Reader equipment rentals	687	671
Total revenue	5,683	6,446
Cost of goods sold
Cost of goods sold (excluding amortization of intangible assets)	1,930	1,836
Cost of goods sold - reader equipment depreciation	153	288
Gross profit	3,600	4,322
Operating expenses
Sales and marketing	875	1,020
Clinical, regulatory and research & development	874	1,041
General and administrative	1,844	2,044
Total operating expenses	3,593	4,105
Income from operations	7	217
Other income (expense)	(1,346)	(1,100)
Net loss and comprehensive loss	$(1,339)	$(883)
Weighted average shares outstanding	11,559,220	9,526,122
Net loss per share	$(0.12)	$(0.09)

TearLab Corp.

Condensed Consolidated Balance Sheets

(Expressed in U.S. Dollars (000’s)

	March 31, 2019	December 31, 2018

ASSETS
Current assets
Cash	$8,860	$8,473
Accounts receivable, net	1,098	1,186
Inventory	2,207	1,987
Prepaid expenses and other current assets	632	690
Total current assets	12,797	12,336

Fixed assets, net	1,797	2,024
Right of Use assets	738
Intangible assets, net	2	2
Other non-current assets	150	151
Total assets	$15,484	$14,513

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities
Accounts payable	$1,319	$681
Accrued liabilities	1,920	2,363
Deferred revenue/rent	7	13
Current portion of lease liability	221	-
Current portion of long-term debt	7,981	-
Total current liabilities	11,448	3,057

Long-term debt, net of current portion	25,381	32,014
Long-term 3rd party payable	113	111
Long-term lease liability, net of current portion	518

Total liabilities	37,460	35,182
Commitments and contingencies (Note8)

Stockholders’ deficit
Capital stock
Preferred Stock, $0.001 par value, 10,000,000 authorized, 380 and 556 and issued and outstanding at March 31, 2019 and December 31, 2018, respectively	-	-
Common stock, $0.001 par value, 40,000,000 authorized, 11,696,998 and 11,296,998 issued and outstanding at March 31, 2019 and December 31, 2018, respectively	12	11
Additional paid-in capital	510,411	510,380
Accumulated deficit	(532,399)	(531,060)
Total stockholders’ deficit	(21,976)	(20,669)
Total liabilities and stockholders’ deficit	$15,484	$14,513